Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

RX SAFES, INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

SERIES A PREFERRED STOCK

The Articles of Incorporation of RX Safes, Inc., a Nevada corporation (the “Company”), provide that the Company is authorized to issue 50,000,000 shares of preferred stock with a par value of $0.001, and that the Board of Directors have the authority to attach such terms as they deem fit with respect to the preferred stock.

Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, and pursuant to authority of the Board of Directors as required by Section 78.9155 of the Nevada Revised Statutes, the Board of Directors, by unanimous written consent, adopted a resolution providing for the designations, rights, powers and preferences and the qualifications, limitations and restrictions of 240,000 shares of Series A Convertible Preferred Stock, and that a copy of such resolution is as follows:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company, the provisions of its Articles of Incorporation, and in accordance with the Nevada Revised Statutes, the Board of Directors hereby authorizes the filing of a Certificate of Designation of Series A Convertible Preferred Stock of the Company.  Accordingly, the Company is authorized to issue Series A Convertible Preferred Stock with par value of $0.001 per share, which shall have the powers, preferences and rights and the qualifications, limitations and restrictions thereof, as follows:

1.     Designation and Rank. The designation of such series of the Preferred Stock shall be the Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”). The maximum number of shares of Series A Preferred Stock shall be 240,000 shares. The Series A Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

2.     Dividends. The holders of the Series A Preferred Stock are entitled to receive cumulative dividends from and after the date of issuance (the “Issuance Date”). For each outstanding share of Series A Preferred Stock, dividends shall be payable quarterly, at the rate of 6% per annum, on or before each ninety (90) day period following the Issuance Date (each, a "Dividend Payment Date"), with the first Dividend Payment Date to occur promptly following the three month period following the Issuance Date. The Company may pay the dividends in cash or, in the sole discretion of the Board of Directors, in common stock. If the Company pays the dividends in common stock, the amount of shares payable will be based on the average closing price of the Company’s common stock for the thirty (30) days prior to the Dividend Payment Date.

3.     Voting Rights. 5. The holders of Series A Preferred Stock shall have the right to cast one vote for each share held of record on all matters submitted to a vote of holders of the Company’s common stock, including the election of directors, and all other matters as required by law. There is no right to cumulative voting in the election of directors. The holders of Series A Preferred Stock shall vote together with all other classes and series of common stock of the Company as a single class on all actions to be taken by the common stock holders of the Company except to the extent that voting as a separate class or series is required by law.

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4.     Liquidation Preference.

(a)     In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary (each, a “Liquidation”), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to $2.50 per share of the Series A Preferred Stock, plus any accrued but unpaid dividends thereon, whether or not declared, together with any other dividends declared but unpaid thereon, as of the date of Liquidation (collectively, the “Series A Liquidation Preference Amount”) before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock. If the assets of the Company are not sufficient to pay in full the Series A Liquidation Preference Amount payable to the holders of outstanding shares of the Series A Preferred Stock and any series of Preferred Stock or any other class of stock ranking pari passu, as to rights on Liquidation, with the Series A Preferred Stock, then all of said assets will be distributed among the holders of the Series A Preferred Stock and the other classes of stock ranking pari passu with the Series A Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series A Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series A Preferred Stock. All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser chosen by the Company and reasonably acceptable to the holders of a majority of the Series A Preferred Stock) or a combination thereof; provided, however, that no cash shall be paid to holders of any junior stock unless each holder of the outstanding shares of Series A Preferred Stock has been paid in cash the full Series A Liquidation Preference Amount to which such holder is entitled as provided herein.

(b)     A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, shall not be deemed to be a Liquidation (but, for the avoidance of doubt, shall be deemed to be an Organic Change in accordance with, and on the conditions set forth in, Section 5(c)(v) below).

(c)     The Company shall provide written notice of any redemption or Liquidation, stating a payment date and the place where the distributable amounts shall be payable, by mail, postage prepaid, no less than forty-five (45) calendar days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Company, which notice shall also state the amount per share of Series A Preferred Stock that will be paid or distributed on such redemption or Liquidation if such amount differs from the Series A Liquidation Preference Amount.

5.     Conversion. The holder of Series A Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a)     Right to Convert. At any time on or after the Issuance Date, the holder of any such shares of Series A Preferred Stock may, at such holder's option, subject to the limitations set forth in Section 7 herein, elect to convert (a “Voluntary Conversion”) all or any portion of the shares of Series A Preferred Stock held by such person into a number of fully paid and non-assessable shares of Common Stock at a 1:100 basis upon payment of the Conversion Price set forth herein.

(b)     Mechanics of Voluntary Conversion. The Voluntary Conversion of Series A Preferred Stock shall be conducted in the following manner:

(i)     Holder's Delivery Requirements. To convert Series A Preferred Stock into full shares of Common Stock on any date (the “Voluntary Conversion Date”), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”), to the Company RX Safes, Inc.;  (B) surrender to a common carrier for delivery to the Company’s designated transfer agent (the “Transfer Agent”) as soon as practicable following such Voluntary Conversion Date the original certificates representing the shares of Series A Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”) and the originally executed Conversion Notice; and (C) pay the Conversion Price as set forth herein.

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(ii)    Company's Response. Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Company of a copy of the fully executed Conversion Notice and by the Transfer Agent of the Preferred Stock Certificates, the Company shall, within three (3) trading days following the later of the (x) date of receipt by the Company of the fully executed Conversion Notice, and (y) date of receipt of the Preferred Stock Certificates by the Transfer Agent and payment of the Conversion Price, issue and surrender to a common carrier for delivery at the address specified in the Conversion Notice, certificates registered in the name of the holder or its designee, representing the number of shares of Common Stock to which the holder shall be entitled.

(iii)   Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock from and after the Conversion Date.

(b)     Conversion Price. The term “Conversion Price” shall mean $0.025 per share subject to adjustment under Section 5(c) hereof.

(c)     Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(d)     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company. The Company shall give written notice to each holder of Series A Preferred Stock at least twenty (20) calendar days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Organic Change or Liquidation, and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company shall also give written notice to each holder of Series A Preferred Stock at least twenty (20) days prior to the date on which any Organic Change or Liquidation will take place, and in no event shall such notice be provided to such holder prior to such information being made known to the public.

(e)     Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall round the number of shares to be issued upon conversion up to the nearest whole number of shares.

(f)     Reservation of Common Stock. The Company shall, so long as any shares of Series A Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of Common Stock equal to at least one hundred ten percent (110%) of the aggregate number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the shares of Series A Preferred Stock then outstanding. The initial number of shares of Common Stock reserved for conversions of the Series A Preferred Stock and any increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series A Preferred Stock based on the number of shares of Series A Preferred Stock held by each holder of record at the time of issuance of the Series A Preferred Stock or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series A Preferred Stock, each transferee shall be allocated a pro rata portion of the number of shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any shares of Series A Preferred Stock shall be allocated to the remaining holders of Series A Preferred Stock, pro rata based on the number of shares of Series A Preferred Stock then held by such holder.

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(g)     Retirement of Series A Preferred Stock. Conversion of Series A Preferred Stock shall be deemed to have been effected on the Conversion Date. Upon conversion of only a portion of the number of shares of Series A Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder, at the expense of the Company, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

6.      No Preemptive Rights. No holder of the Series A Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

7.     Vote to Change the Terms of or Issue Preferred Stock. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the Majority Holders (in addition to any other corporate approvals then required to effect such action), shall be required for any change to this Certificate of Designation or the Company's Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A Preferred Stock.

8.     Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, that the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series A Preferred Stock into Common Stock.

9.     Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series A Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

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IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate, effective on June 23, 2015.

RX SAFES, INC.

By:	/s/ Lorraine Yarde
Name: Lorraine Yarde
Title: Chief Executive Officer

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